Exhibit 10.5


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT"), dated as of February 10, 2006 (the "EFFECTIVE DATE"), is entered into by and between Richard Bruce Goldberg, an individual residing at 512 11th Street, Santa Monica, California 90402 ("EXECUTIVE"), and MRG Entertainment, Inc., a California corporation, located at 301 Arizona Avenue, Santa Monica, California 90401 ("COMPANY").

         WHEREAS, Executive possesses valuable knowledge and skills which are relevant to the operation of Company's business; and

         WHEREAS, Company desires to provide for the employment of Executive, and Executive is willing to serve as an executive of Company, on the terms and conditions herein provided; and

         WHEREAS, New Frontier Media, Inc., a Colorado corporation ("NEW FRONTIER"), Marc Lawrence Greenberg Trust dated May 11, 2001 ("GREENBERG TRUST"), Goldberg Family Trust dated June 15, 2001 ("GOLDBERG TRUST"), Marc Lawrence Greenberg ("GREENBERG") and Executive are parties to that certain Stock Purchase Agreement dated February 6, 2006 (the "PURCHASE AGREEMENT"); and

         WHEREAS, the Greenberg Trust and the Goldberg Trust collectively own one hundred percent (100%) of the issued and outstanding common stock shares of Company and Lifestyles Entertainment, Inc., a California corporation (collectively, the "BUSINESSES"); and

         WHEREAS, New Frontier is acquiring all of the stock and the goodwill of the Businesses, which will continue to be engaged in (i) the entertainment, production, marketing and distribution businesses, and (ii) producing, licensing and selling motion pictures and television programs; and

         WHEREAS, pursuant to the Purchase Agreement, the Businesses shall become wholly owned subsidiaries of New Frontier; and

         WHEREAS, Executive is a beneficiary of the Goldberg Trust and the Co-President and Secretary of each of the Businesses and is benefiting financially from the acquisition contemplated by the Purchase Agreement; and

         WHEREAS, Executive has had and will continue to have access to and possession of various trade secrets and other proprietary and confidential information of the Businesses which is material to the continued value of the Businesses; and

         WHEREAS, the entering into this Agreement by Company and Executive is a condition to the consummation of the closing contemplated by the Purchase Agreement and a material inducement of New Frontier to enter into the Purchase Agreement; and

         WHEREAS, Company desires to hire Executive, and Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.


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         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Company and Executive agree as follows:

         1. EMPLOYMENT PERIOD. Executive shall be employed by Company, in accordance with the terms and provisions of this Agreement, commencing on the Effective Date and ending at midnight on February 9, 2009, unless sooner terminated in accordance with the provisions of Sections 3 or 4 herein (the "EMPLOYMENT PERIOD").

         2. TERMS OF EMPLOYMENT.

            A. POSITION AND DUTIES. During the Employment Period, Executive shall be employed by Company as President or a Co-President (to the extent that Greenberg remains employed by Company as Co-President), and Executive accepts and agrees to such employment. During the Employment Period, Executive shall perform all services and acts necessary and advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. During the Employment Period, Executive shall report to the Chief Executive Officer (the "CEO") of New Frontier (or the CEO's designee, so long as such designee is of equal or greater rank than the CEO). Executive shall have such powers and duties with respect to his position as Co-President as may reasonably be assigned to Executive by the CEO, to the extent consistent with Executive's position and status. Executive agrees to devote his full-time attention to the business and affairs of Company. During the Employment Period, it shall not be a violation of this Agreement for Executive to: (a) serve on corporate, civic, charitable, and professional association boards or committees; (b) deliver lectures or fulfill speaking engagements; and (c) manage personal investments, so long as such activities do not result in more than de minimus interference with the performance of Executive's responsibilities as Co-President of Company in accordance with this Agreement or do not create any perceived or actual conflict of interest with Company or New Frontier. The CEO reserves the right for legitimate business reasons to require Executive to end or refrain from participating in any such activities upon reasonable prior written notice to Executive. Executive's employment with Company under this Agreement shall be Executive's exclusive employment during the Employment Period.

            B. COMPENSATION.

                (i) Base Salary. During the Employment Period, Executive shall receive a base salary ("BASE SALARY"), which shall be paid in equal installments on a bi-weekly basis, at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum, less standard state and federal tax-related deductions and withholdings.

                (ii) Discretionary Bonus. In addition to Executive's Base Salary, the Compensation Committee of the Board of Directors of New Frontier (the "NEW FRONTIER BOARD") may, in its sole discretion, award cash bonuses annually to Executive, if at all, in an aggregate amount of up to one hundred percent (100%) of Executive's Base Salary, less standard state and federal tax-related deductions and withholdings. Notwithstanding the foregoing, Executive shall have the right, to be determined in his sole discretion, to decline and waive any discretionary bonus amount approved by the New Frontier Board and, in such event, such approved bonus amount shall not count against the calculation of EBITDA under the Earnout Agreement entered into as of even date herewith by and among New Frontier, Executive, Greenberg, the Greenberg Trust and the Goldberg Trust (the "EARNOUT AGREEMENT"), provided that Executive notifies the CEO in writing of such waiver by the later of (i) September 30th of the year during which such bonus is accrued, or (ii) within ten (10) business days after Executive is advised in writing of the accrued bonus amount. For purposes of this Agreement, the term "EBITDA" shall have the meaning ascribed to it in the Earnout Agreement.

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                (iii) Expenses. During the Employment Period, Company shall reimburse Executive for all reasonable employment-related expenses incurred by Executive in accordance with the policies, practices and procedures of Company as in effect generally from time to time after the Effective Date.

                (iv) Vacation and Sick Leave. Executive acknowledges that Company has no policy concerning vacation time or sick leave applicable to its executive level employees and, by executing this Agreement, Executive acknowledges and agrees that he shall not accrue any such vacation or sick leave benefits during the Employment Period. Executive is authorized to take paid time off provided he meets his professional and productivity obligations to Company as determined by the CEO. Executive is to coordinate time off with the CEO.

                (v) Car Allowance. During the Employment Period, Executive shall be entitled to a car allowance equal to Eight Hundred Fifty Dollars ($850) per month (the "CAR ALLOWANCE"), to be paid in accordance with and subject to Company's car allowance policy. The Car Allowance shall be paid bi-weekly, and shall be taxable to Executive whether or not Executive has an actual car payment (including any car lease payment).

                (vi) Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings and retirement plans maintained by New Frontier, including any 401(k) plan, on the same terms as executives of New Frontier or other subsidiaries of New Frontier of similar rank to Executive are entitled to participate.

                (vii) Key Man Insurance. During the Employment Period, Company may at its election obtain and maintain in full force and effect term life insurance in such amounts as Company may elect in its sole discretion on the life of Executive naming Company or New Frontier as beneficiary (the "KEY MAN INSURANCE"). Executive shall cooperate with Company and New Frontier with respect to any reasonable underwriting activities as may be required by New Frontier's insurer(s) in connection with obtaining the Key Man Insurance, including, without limitation, undertaking such medical examinations and providing such documents and information as New Frontier or its insurer(s) may reasonably request.

                (viii) Welfare Benefit Plans. During the Employment Period, Executive shall be eligible to participate in all welfare benefit plans made available by New Frontier to other executives of similar rank to Executive; provided, however, nothing in this Section 2(B)(viii) shall operate to reduce or impair New Frontier's right to alter, amend, or cancel any such plans, programs or benefits at any time, upon reasonable advance notice to Executive.


                (ix) Stock Options. Executive shall be eligible to participate in such Stock Option Plans of New Frontier that may be made available from time to time to New Frontier executives of similar rank to Executive; provided, however, the level, terms and conditions of such participation shall be determined by and within the sole discretion of the New Frontier Board.

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                (x) Withholdings. All payments made to Executive hereunder shall be subject to all applicable state and federal tax-related withholding obligations, as required by applicable law.


         3. EARLY TERMINATION OF EMPLOYMENT.

            Executive and Company each acknowledge that either party has the right to terminate Executive's employment with Company at any time for any lawful reason whatsoever, with or without Cause (as defined herein) or advance notice, pursuant to the following:

            A. FOR CAUSE. Company may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "CAUSE" shall mean (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a crime or the guilty or nolo contendere plea of Executive to any such crime; (ii) fraudulent conduct or an act of dishonesty or breach of trust on the part of Executive in connection with the business of Company or any of its affiliates or subsidiaries; (iii) violation of any Company policy of which Executive is aware and is given a period of ten (10) days' prior written notice and opportunity to cure during such period; (iv) failure, neglect, or refusal by Executive to engage in diligent efforts to properly discharge, perform or observe any or all of Executive's job duties for any reason other than Company's material breach of this Agreement or Executive's Permanent Disability (as defined herein), which failure, neglect, or refusal continues after Company provides ten (10) days' prior written notice to Executive; provided, however, Company shall not be required to deliver any such notice under this subpart (iv) on more than one (1) occasion for each year of the Employment Period; (v) breach of the Non-Competition, Non-Solicitation and Trade Secret Agreement attached as Exhibit J to the Purchase Agreement (the "NON-COMPETITION AGREEMENT"); (vi) any uncured breach of the Employee Proprietary Information and Inventions Agreement which results in damage to the Company, attached as Exhibit A to this Agreement (the "PROPRIETARY INFORMATION AGREEMENT"); and (vii) any other breach or failure by Executive to comply with any of the provisions of this Agreement applicable to him and which is not remedied within ten (10) days after written notice thereof from Company. The parties acknowledge that this definition of "CAUSE" is not intended and does not apply to any aspect of the relationship between Company and any of its employees, including Executive, beyond determining Executive's eligibility for the Without Cause Severance Payments (as defined herein).

            B. WITHOUT CAUSE. Company may terminate Executive's employment without Cause by providing Executive ten (10) business days advance notice of such termination.

            C. UPON EXECUTIVE'S DEATH OR PERMANENT DISABILITY. Subject to applicable state or federal law, Executive's employment shall terminate automatically upon Executive's death or upon Executive's permanent disability ("PERMANENTLY DISABLED" or "PERMANENT DISABILITY"), meaning that Executive is unable to perform the essential functions of his job, with or without reasonable accommodation, for a total of ninety (90) days out of any six (6) month period.

         4. TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment with Company for Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean, in the absence of the advance written consent of Executive, a reasonable determination by Executive that any of the following has occurred:


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            A. The assignment to Executive of any duties inconsistent in any material respect with Executive's position (including titles and reporting requirements, authority, duties or responsibilities as contemplated by Section 2(A) of this Agreement), or any other action by Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by Company within ten (10) days after receipt of written notice thereof given by Executive; or

            B. Any failure by Company to comply with any of the provisions of this Agreement applicable to it, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied within ten (10) days after receipt of written notice thereof given by Executive.

            C. Company's failure to obtain a written agreement from any successor of Company to assume and perform Company's obligations under this Agreement.

         Upon the occurrence of any of the events described in Sections 4(A), 4(B), or 4(C) above, Executive shall be deemed to have waived any right to receive post termination benefits if he does not notify Company of his intention to resign within ninety (90) days after the occurrence of such event.

         5. OBLIGATIONS OF COMPANY UPON EARLY TERMINATION.

            A. TERMINATION FOR CAUSE. In the event Executive is terminated by Company for Cause, Company's obligation to make payments hereunder shall cease as of the Date of Termination, as defined in Section 6, except Company shall pay to Executive, on the Date of Termination, any accrued Base Salary and bonuses that have been earned through the Date of Termination (the sum of these amounts shall hereinafter be referred to as the "ACCRUED OBLIGATIONS"). Business expenses reimbursable under Company policy will be paid within thirty (30) days after the final submittal of outstanding business expenses, provided that Executive submit any outstanding business expenses within thirty (30) days after the Date of Termination. Vesting of any stock option under any applicable Stock Option Plan shall cease vesting as of the Date of Termination.

            B. TERMINATION BY COMPANY WITHOUT CAUSE. In the event Executive is terminated without Cause and upon the execution of a full general release by Executive ("RELEASE"), releasing all claims known or unknown that Executive may have under this Agreement against Company or New Frontier as of the date Executive signs such Release, and upon the written acknowledgement of his continuing obligations under the Proprietary Information Agreement and the Non-competition Agreement, Company shall pay Executive associated termination payments equal to Base Salary continuation through February 9, 2009, or six
(6) months of Base Salary, whichever is greater (the "WITHOUT CAUSE SEVERANCE PAYMENTS"), plus the Accrued Obligations; provided, however, the Without Cause Severance Payments shall be reduced in accordance with Section 5(G) (Mitigation of Damages). The Without Cause Severance Payments will be paid in Company's regular payroll cycle; provided, the Accrued Obligations shall be paid to Executive on the Date of Termination. Business expenses reimbursable under Company policy will be paid within ten (10) days after the final submittal of outstanding business expenses, provided that Executive submits any outstanding business expenses within ten (10) days after the Date of Termination. Vesting of any stock options under any applicable Stock Option Plan shall cease vesting as of the Date of Termination without Cause.

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            C. TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event Executive resigns his employment with Company for Good Reason and upon the execution of a Release against Company and New Frontier, releasing all claims known or unknown that Executive may have under this Agreement against Company or New Frontier as of the date Executive signs such Release, and upon the written acknowledgement of his continuing obligations under the Proprietary Information Agreement and the Non-competition Agreement, Company shall pay Executive associated termination payments equal to Base Salary continuation through February 9, 2009, or six (6) months of Base Salary, whichever is greater ("GOOD REASON SEVERANCE PAYMENTS"), plus the Accrued Obligations; provided, however, the Good Reason Severance Payments shall be reduced in accordance with Section 5(G) (Mitigation of Damages). The Good Reason Severance Payments will be paid in Company's regular payroll cycle; provided, the Accrued Obligations shall be paid to Executive on the Date of Termination. Business expenses reimbursable under Company policy will be paid within ten (10) days after the final submittal of outstanding business expenses, provided that Executive submits any outstanding business expenses within ten (10) days after the Date of Termination. Vesting of any stock options under any applicable Stock Option Plan shall cease vesting as of the Date of Termination for Good Reason.

            D. UPON DEATH. If Executive's employment is terminated by reason of Executive's death during the Employment Period, this Agreement shall terminate without further obligation to Executive's legal representatives under this Agreement. Upon notice of Executive's death, Company shall pay to Executive's estate all Accrued Obligations. Business expenses reimbursable under Company policy will be paid with thirty (30) days after the final submittal of outstanding business expenses, provided that Executive's estate submit any outstanding business expenses within thirty (30) days after Executive's death. Vesting of any stock options under any applicable Stock Option Plan shall be governed by the terms of the Stock Option Plan and applicable Stock Option grant.

            E. UPON PERMANENT DISABILITY. If Executive's employment is terminated by reason of Executive's Permanent Disability (as determined pursuant to Section 3(C) of this Agreement) during the Employment Period, this Agreement shall terminate without further obligation to Company. Company shall pay to Executive, on the Date of Termination, all Accrued Obligations. Business expenses reimbursable under Company policy will be paid within thirty (30) days after the final submittal of outstanding business expenses, provided Executive submit any outstanding business expenses within thirty (30) days after the Date of Termination. Vesting of any stock options under any applicable Stock Option Plan shall be governed by the terms of the Stock Option Plan and applicable Stock Option grant.

            F. APPLICATION OF SECTION 409A OF INTERNAL REVENUE CODE. Notwithstanding anything contained in Section 5(B) or 5(C) to the contrary, to the extent that (i) the parties' agreement regarding the Cause Severance Payments or Good Reason Severance Payments, as applicable, to be made by Company in accordance with this Agreement is treated as a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Internal Revenue Code of 1986 (the "CODE"), (ii) the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, and (iii) Section 409A(a)(1)(A) of the Code would apply to any Cause Severance Payments or Good Reason Severance Payments, as applicable, but for the application of Section 409A(a)(2)(A)(i) of the Code required to avoid the tax consequences of Section 409A of the Code, the first such severance payment under either scenario shall cover all payments scheduled to be made to Executive during the first six (6) months after the Date of Termination and such first payment shall be delayed until the day after the six (6) month anniversary of the Date of Termination.

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            G. PARACHUTE TAX GROSS UP. Executive acknowledges that neither the
Company nor New Frontier presently has, nor shall it have any obligation to consider or institute, a policy or procedure (a "GROSS UP POLICY") that requires the Company/New Frontier to pay any of its employees (including senior officers) a "gross-up amount" providing employees entitled to any acceleration payments with a "net" (or increased) payment amount that takes into account any associated golden parachute excise tax ("PARACHUTE TAX") under Section 4999(a) of the Code. Notwithstanding the foregoing, in the event New Frontier or the Company during the Employment Period institutes a Gross Up Policy applicable to one or more executives similarly situated to Executive in connection with any acceleration payments owing or which could be owing to such executive(s), Executive shall thereafter be entitled to participate in such Gross Up Policy.

            H. MITIGATION OF DAMAGES. Executive shall not be obligated to seek other employment to mitigate the amount of Without Cause Severance Payments or the Good Reason Severance Payments payable to Executive hereunder; provided, however, the amount of any Without Cause Severance Payments or Good Reason Severance Payments shall be reduced, dollar for dollar, by an amount equal to the gross amount that Executive earns (whether as an employee, contractor, or director of any other business, trade, profession or occupation, and irrespective of whether such form of compensation constitutes salary, bonus or compensation) following (i) the termination of Executive without Cause, or (ii) Executive's resignation for Good Reason, as applicable. Executive shall for so long as any severance payments are due and owing to Executive, provide the Company with contact information of any new employer of Executive (or such other person or entity to whom Executive acts as a consultant or contractor) (each referred to as a "THIRD PARTY EMPLOYER") following termination; Executive hereby further authorizes Company to provide a copy of this Agreement to such Third Party Employer and to obtain from such Third Party Employer, without Executive's consent, all such information as may be reasonably requested by the Company to ascertain the amount of compensation received by Executive from such Third Party Employer, including without limitation, pay stubs, W-2's and/or Form 1099's issued to Executive but only to the extent Executive does not first provide such information to the Company within ten (10) days of written request.

         6. NOTICE AND DATE OF TERMINATION. Any termination (whether based on Permanent Disability, Good Reason, with Cause or without Cause) shall be communicated by a written "NOTICE OF TERMINATION" to the other party, and may be sent via registered or certified mail, return receipt requested, postage prepaid or by facsimile transmission, or by electronic mail or by hand delivery. "DATE OF TERMINATION" shall mean: (i) the date of transmission of the Notice of Termination by facsimile, e-mail or personal delivery; (ii) three (3) calendar days after the date of mailing by first class mail; or (iii) if Executive's employment is terminated by reason of Executive's death, the Date of Termination shall be the date of Executive's death.

         7. PROPRIETARY AND OTHER OBLIGATIONS.


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            A. PROPRIETARY INFORMATION AGREEMENT. Executive acknowledges that signing and complying with the Proprietary Information Agreement is a condition of his employment by Company. Executive therefore agrees to sign and comply with the Proprietary Information Agreement and acknowledges that by beginning employment with Company, he will be deemed to have signed and agreed to the provision of the Proprietary Information Agreement.

            B. EXCEPTIONS. Notwithstanding any contrary provisions in the Proprietary Information Agreement to the contrary the parties agree as follows:
(i) the term "Proprietary Information", as defined in Section 1.2 of the Proprietary Information Agreement, shall not include Executive's personal address book; (ii) to the extent of any conflict between Section 2(A) of this Agreement and the first sentence of paragraph 4 of the Proprietary Information Agreement, Section 2(A) of this Agreement shall govern and control; (iii) the last sentence of paragraph 7 of the Proprietary Information Agreement shall not apply to Executive; (iv) a copy of all notices to be provided to Executive under paragraph 9 of the Proprietary Information Agreement shall be delivered to Michael Wolf, Esq., Wolf, Rifkin, Shapiro & Schulman, LLP, 11400 W. Olympic Blvd., Ninth Floor, Los Angeles, California 90064; (v) promptly after providing a notification described in paragraph 10 of the Proprietary Information Agreement to any new employer of Executive, the Company will provide Executive with a copy of the notice given to such new employer; and (vi) to the extent of any conflict between any Section(s) of this Agreement and paragraph 11.5 of the Proprietary Information Agreement, the Section(s) of this Agreement shall govern and control.

         8. NON-COMPETITION; NON-SOLICITATION. This Agreement shall not alter or amend any of the non-competition or non-solicitation terms (nor any other terms) set forth in the Non-competition Agreement or the Proprietary Information Agreement.

         9. ARBITRATION. To the fullest extent permitted by law, any controversy or claim past, present, or future, arising out of or relating to the hiring of Executive, Executive's employment, the termination of Executive's employment, this Agreement and/or the breach or termination of this Agreement that Company may have against Executive or that Executive may have against Company or against its officers, directors, employees or agents in their capacity as such or the breach hereof, shall be settled by a single arbitrator in arbitration conducted in Los Angeles County, California, in accordance with the National Employment Arbitration Rules of the American Arbitration Association ("AAA"). These rules are posted on the AAA's website, . The arbitrators shall prepare a written award and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be final and binding. The arbitrator shall have the authority to settle such controversy or claim by finding that a party should be enjoined from certain actions or be compelled to undertake certain actions, and in such event such court may enter an order enjoining and/or compelling such actions as found by that arbitrator. Each party shall pay its own legal and other professional fees and costs in connection with the arbitration and Company shall pay the arbitrator's fees; however, to the extent permitted by law, the arbitrator may require the other party to pay the costs of the arbitration and/or the legal and other professional fees and costs incurred by the prevailing party in connection with such arbitration proceeding and any necessary court action.

         The claims covered by this arbitration provision include, but are not limited to, claims arising out of contract law, tort law, common law, defamation law, fraud law (including, without limitation, fraud in the inducement of contract), wrongful discharge law, privacy rights, statutory protections, constitutional protections, wage and hour law, California Labor Code

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protections, the California Fair Employment and Housing Act (which includes claims for discrimination or harassment on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, religious creed, sexual orientation, pregnancy, and sex), any similar state discrimination law, the Federal Civil Rights Act of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans With Disabilities Act; claims for benefits (except claims under an employee benefit plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following section.

         Notwithstanding the foregoing, the parties expressly agree that claims Executive may have for workers' compensation, state unemployment compensation benefits, and state disability insurance are not covered by this Agreement. The parties also agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of this Agreement, including Exhibit A (Confidentiality Agreement) hereto, pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled. The parties further expressly agree that this provision does not apply to any matter in which the amount in controversy falls within the jurisdiction of the Small Claims Division of the Municipal Courts of the State of California. Should such matter fall within the jurisdiction of the Small Claims Division of the Municipal Court of the State of California, then such matter shall be, and may only be, submitted to a Small Claims Division of the Courts of the State of California for Los Angeles County for determination.

         This Section 9 shall apply notwithstanding any provision to the contrary which is set forth in the Purchase Agreement; provided however, Company shall, in the event of any arbitration under this Section 9, continue to have (and the arbitrator shall take into account in rendering any award hereunder) all of its offset rights contained in applicable provisions of the Purchase Agreement.

         10. NO CONFLICTING OBLIGATIONS OF EXECUTIVE. Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity other than Company, and that he has no rights or obligations which may conflict with the interests of Company or with the performance of Executive's duties and obligations under this Agreement. Executive agrees to notify Company immediately if any such conflicts occur in the future.

         11. DIRECTOR AND OFFICER INSURANCE AND INDEMNITY. To the extent that New Frontier maintains Director and Office Insurance on similarly situated executives of other subsidiaries, New Frontier shall obtain and pay the premiums upon director and officer insurance and shall name Executive as an insured under such policies. Company shall further indemnify and hold harmless Executive as required under Company's articles of incorporation or bylaws and, without limiting the generality of the foregoing, Company shall indemnify and hold harmless Executive to the maximum extent required by California law.


         12. SUCCESSORS. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of Company and its successors and assigns. Upon written approval by Executive, Company may assign this Agreement to any successor or affiliated entity, subsidiary or parent company, but no such assignment shall relieve Company of its obligations under this Agreement.


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         13. MISCELLANEOUS.

                  A. MODIFICATION/WAIVER. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

                  B. TAXES. Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement. Executive agrees to indemnify Company and hold Company harmless from any and all claims or penalties asserted against Company for any failure by Executive to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement. Executive expressly acknowledges that Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Company to Executive pursuant to this Agreement.

                  C. GOVERNING LAW; PERSONAL JURISDICTION. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California. The parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in California. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  D. NOTICES. All notices and other communications hereunder (including any notices pursuant to Section 6) shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by email, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith. Copies of all notices sent hereunder shall be forwarded to Michael Wolf, Esq., Wolf, Rifkin, Shapiro & Schulman, LLP, 11400 West Olympic Boulevard, Ninth Floor, Los Angeles, California 90064 and to E. Lee Reichert, Esq., Kamlet Shepherd & Reichert, LLP, 1515 Arapahoe Street, Ste. 1600, Denver, Colorado 80202.

                  E. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  F. WITHHOLDINGS. Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.


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

                  G. ENTIRE AGREEMENT. This Agreement, together with Exhibit A attached hereto, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Notwithstanding this Section 13(G), nothing contained in this Agreement shall alter, amend or effect in any way the terms and conditions of the Purchase Agreement or the Non-competition Agreement.

                  H. WAIVER. The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         IN WITNESS WHEREOF, Executive has hereunto set Executive's hand, and Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


COMPANY:                                         EXECUTIVE:

MRG Entertainment, Inc.,
a California corporation

By:   /s/ Marc Laurence Greenberg           /s/ Richard Bruce Goldberg
---------------------------------           ---------------------------
Name: Marc Laurence Greenberg               Richard Bruce Goldberg
---------------------------------
Its:  Co-President
---------------------------------

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